Exhibit 99.1

                   Education Management Corporation Closes on
                     Purchase of American Education Centers

      PITTSBURGH, Sept. 2 /PRNewswire-FirstCall/ -- Education Management Corp. (Nasdaq: EDMC) today announced that it has closed on its previously announced acquisition of American Education Centers and its schools (AEC).

      AEC, with approximately 5,800 students, offers diploma and associate's degree programs in health sciences, business, information technology, legal studies and design technologies. AEC operates 18 education institutions in eight states. Its academic programs include medical assisting, licensed practical nursing, occupational therapy assisting, physical therapy assisting, business management, accounting, network engineering, computer applications, computer programming, electronics engineering, paralegal studies, criminal justice, audio-video production and computer-aided design.

      AEC owns and operates AEC Southern Ohio College (Ohio and Kentucky); AEC Texas Institute (Texas); Brown Mackie College (Kansas); Commonwealth Business College (Indiana and Illinois); Michiana College (Indiana); RETS Institute (Kentucky and Pennsylvania); and Asher School of Business (Georgia).

      Education Management Corporation ( http://www.edmc.com ) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Including the recent acquisitions of AEC and South University, student enrollment was approximately 50,000 as of fall 2002. EDMC has 65 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for 40 years, and its education institutions have more than 150,000 alumni.

      This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.

     COMPANY CONTACT:
      Robert T. McDowell
      Executive Vice President and Chief Financial Officer
      (412) 562-0900

      James R. Sober, CFA
      Vice President, Investor Relations
      (412) 995-7684

SOURCE  Education Management Corporation
    -0-                             09/02/2003
    /CONTACT: Robert T. McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James R. Sober, CFA, Vice President, Investor Relations, +1-412-995-7684, both of Education Management Corporation/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.edmc.com /
    (EDMC)

CO:  Education Management Corporation; American Education Centers
ST:  Pennsylvania
IN:  EDU ART
SU:  TNM